Exhibit 99.1

Chart Industries Successfully Extends and Increases Senior Credit Facility

Cleveland, Ohio – April 26, 2012—Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today announced that it has amended its senior secured credit facility, increasing it to $375 million from $200 million, extending it two years to April 2017, and lowering the borrowing costs under the agreement.

The amended credit facility consists of a $75 million term loan and a $300 million revolving credit facility and has a five-year term with a scheduled maturity date of April 25, 2017. The amended facility also includes an expansion option permitting the Company to add up to an aggregate of $150 million in term loans and/or revolving credit commitments from existing and potential new lenders. Loans under the facility bear interest at LIBOR or Prime, plus a margin that varies with the Company’s net debt to EBITDA ratio, which should result in effective interest rates 0.5% below the Company’s prior credit facility. The prior revolving credit facility and term loan were scheduled to mature in May 2015.

Under the terms of the new facility, 5% of the $75 million term loan is payable annually in quarterly installments over the first three years, 10% is payable annually in quarterly installments over the final two years, and the balance is due on April 25, 2017. Significant financial covenants for the amended facility include a maximum net debt to EBITDA ratio of 3.25 and a minimum interest coverage to EBITDA ratio of 3.0, which are the same that applied under the prior facility. The amended credit facility was arranged and syndicated by J. P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will continue to act as Administrative Agent.

“We are very pleased to complete this amendment with terms that reflect the current financial markets for companies like Chart that have strong credit quality, a solid balance sheet and proven performance,” stated Michael Biehl, Executive Vice President, Chief Financial Officer and Treasurer. “We are also pleased to have a continued partnership with a strong group of lenders to help facilitate the Company’s continued growth with this amended five-year credit facility, which significantly improves our liquidity and flexibility.”

The Company will recognize a one-time, non-cash charge of $0.6 million, or $0.01 per diluted share, in the second quarter of 2012 representing the write-off of a portion of the deferred financing costs related to its prior term loan. This non-cash charge and amendment are reflected in the Company’s full year earnings per share forecast for 2012 of $2.60 to $2.90 per diluted share, on approximately 31 million weighted average shares outstanding.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets and vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices, changes in government energy policy, management of fixed-price contract exposure, reliance on key suppliers and services, pricing and availability of raw materials, Chart’s ability to successfully manage its costs and growth, including operational expansions and acquisitions, modification or cancellation of customer contracts, fluctuations in foreign currency exchange and interest rates, and economic, political, business and market risks associated with Chart’s international operations and transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the U.S. Securities and Exchange Commission, including Item 1A—Risk Factors, in Chart’s most recent Annual Report on Form 10-K.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chart-ind.com.

Contact:

Michael F. Biehl	or	Kenneth J. Webster

Executive Vice President,		Vice President, Chief Accounting Officer and

Chief Financial Officer and Treasurer		Controller

216-626-1216		216-626-1216

michael.biehl@chart-ind.com		ken.webster@chart-ind.com